PROSPECTUS SUPPLEMENT
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(To Prospectus dated November 5, 1996)

                                 321,429 Shares
                         CarrAmerica Realty Corporation
                                  Common Stock
                           (par value $.01 per share)
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                  This  Prospectus  Supplement  relates  to  the  offering  (the
"Offering") of 321,429 shares of common stock, par value $.01 per share, by CarrAmerica Realty Corporation (the "Company") to Security Capital Holdings, S.A., a wholly-owned subsidiary of Security Capital U.S. Realty ("Holdings"). This Prospectus Supplement supplements the Prospectus Supplement dated November 21, 1996 and Prospectus dated November 5, 1996 previously delivered to Holdings and should be read in conjunction therewith.

                  All of the shares of common stock, par value $.01 per share ("Common Stock") offered hereby are being sold by the Company. The shares offered hereby are being sold by the Company to Holdings at a price of $26 per share, and the Company will receive all of the proceeds therefrom. On December 17, 1996, the last reported sale price of the Common Stock on the New York Stock Exchange was $27.50 per share. The Company will use the net proceeds from this Offering to repay outstanding indebtedness under its unsecured line of credit.

                  It is expected that delivery of the Common Stock offered hereby will be made in Washington, D.C. on or about December 19, 1996. The obligation of Holdings to purchase Common Stock is subject to certain conditions under a subscription agreement between Holdings, Security Capital U.S. Realty and the Company.

                  See "Risk Factors" beginning on page 3 of the accompanying Prospectus for a discussion of certain factors relating to an investment in the Common Stock.
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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES  COMMISSION  PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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          The date of this Prospectus Supplement is December 19, 1996.